EXHIBIT 10.14

February 1, 2008

Mr. Ron Dewhurst
7 Landale Road
Toorak, 3l42
Victoria
Australia

Dear Ron,

We are pleased to offer you employment with Legg Mason Asset Management Australia Limited (''the Company") on the following terms.

Please take the time to read this letter and the enclosed pack of information carefully as they contain the terms of your employment. If you have any questions or would like to discuss any aspect of these terms please call me on 1-410-454-3907.

1

COMMENCING EMPLOYMENT

Your employment with the Company will start on February 11, 2008.

2.

ROLE AND RESPONSIBILITIES

Your initial position with the Company will be Senior Managing Director. The Company may assign you to any other position commensurate with your skills and qualifications from time to time. You will also be elected as an executive officer of Legg Mason, Inc. ("Legg Mason")

You will report to Mark Fetting, President and CEO or as otherwise nominated by Legg Mason.

Your duties and responsibilities were outlined in recent discussions and will be confirmed with you on commencement by your manager, although the Company may vary these from time to time.

In addition to those duties and responsibilities, we require that you must:

•	obey all reasonable Company directions (and, if the Company directs, those of the Legg Mason business),

•
during your employment with the Company you must not, without first obtaining Legg Mason's or the Company's prior written consent, engage in any employment or provide any services to anyone other than the Company (and if the Company directs, the Legg Mason business), including external directorships,

•	use your best endeavors to promote the interests of the Company and the Legg Mason business,

•	understand and maintain your awareness of and comply with all Company Policies, and applicable laws (including regulatory requirements and exchange rules),

•	maintain all qualifications, licenses, skills, knowledge and competencies relevant to your employment with the Company or the Legg Mason business,

•	attend all training as directed by the Company and as otherwise necessary for you to maintain all qualifications, licenses, skills, knowledge and competencies relevant to your employment.

Compensation
Your Fixed Annual Remuneration ("FAR") is US$350,000 per annum, which includes the minimum superannuation contribution prescribed by the Superannuation Guarantee Contribution legislation. Superannuation contributions will be made from your FAR as required to discharge the obligations imposed by those laws. Your FAR will be converted into Australian dollars using the foreign exchange rate as determined by Legg Mason's Finance Department on your date of hire.

The salary component of your FAR will be credited to your nominated bank account by electronic transfer on the 15th of each month or nearest business day, less any tax deducted in accordance with Australian laws or any other deductions authorised by you from time to time. The salary component of your FAR includes all incidents of your fixed remuneration, including all amounts payable under the terms of any applicable award or other industrial instrument (if any) including annual leave loading, all allowances, penalties and loadings and overtime.

Your FAR will be reviewed in accordance with Company and Legg Mason policies. Any increase in your FAR will be at the absolute discretion of Legg Mason.

By signing this Employment Agreement, you agree and acknowledge that you understand that in respect of any Company or Legg Mason incentive and retention award plan:

•	any payment is at the absolute discretion of the Legg Mason and its Compensation Committee;

•
as an executive officer of Legg Mason, Inc., your compensation is decided by the Legg Mason Compensation Committee and any incentive is paid from an incentive pool created under the Legg Mason Executive Incentive Compensation Plan

•	you have no contractual entitlement to any incentive and retention award payment in any year;

•
you will not be paid an incentive and retention award payment in any circumstances if your employment with the Company has ceased or if you or the Company has given notice of your employment ceasing at the time the incentive and retention award payment is to be made; and

•	you may participate in any appropriate Legg Mason deferred incentive plan or program as other officers of Legg Mason.

Superannuation
The Company will pay your superannuation contributions on your behalf into a complying superannuation fund. Contributions will be made from your FAR as required to discharge the obligations under the Superannuation Guarantee Contribution legislation. The Company will contribute 9% of FAR/l.09 up to the Superannuation Guarantee Maximum Earnings Base. You may make additional contributions up to the maximum amount prescribed for your age under Australian law.

The Company has chosen the Corporate Superannuation Master Trust as the Company default fund. We enclose an explanatory booklet for the fund. Choice forms are available on the intranet site should you elect to choose your own fund

Annual Leave
You are entitled to five (5) weeks' annual leave, which accrues on a pro-rata basis. It is company policy that you will regularly take your annual leave and that, in particular, you will have at least two weeks each year as a single continuous absence and not attend the office during that time.

The Company may require you to take your annual leave at certain times to enable the Company to meet its business requirements, and/or to ensure that you take your annual leave in accordance with company policy.

Public Holidays
You are entitled to paid public holidays applicable in the State where you predominantly work.

Personal Leave
You are entitled to paid personal leave in accordance with Company policy and any applicable legislation.

You may be required to provide the Company with satisfactory proof of illness for any absence due to sickness or anyone in your care for whom you are entitled to access your personal leave.

Your unused personal leave entitlement accrues from year to year. However, you are not entitled to payment for untaken personal leave on termination of your employment.

Long Service Leave
You are entitled to long service leave in accordance with the relevant State legislation.

Company Policies
As an employee of the Company and an officer of Legg Mason, you are expected to understand and comply with the obligations contained in the Company's and Legg Mason's policies (collectively, "Company Policies"), in force from time to time, including but not limited to compliance and human resources policies and procedures, as well as all laws and regulatory requirements (including exchange rules) applicable to the Company and Legg Mason businesses and to executive officers of Legg Mason.

Company Policies may change from time to time to reflect changes in applicable laws, economic, political, social and business conditions or as otherwise required by the Company. As a consequence, the Company may change or withdraw any Company Policy (including the provision of any benefits) at any time without prior notice and you agree that you will abide by the changes. Significant changes to Company Policy will be published on the Intranet site.

You acknowledge, understand and agree that there may be serious consequences to the Company from a legal, reputational and financial perspective if you breach or fail to comply with any Company Policy and that, accordingly, if you breach or fail to comply with a Company Policy:

•	it will be taken into account in determining the amount (if any) of your incentive and retention award and any other remuneration; and

•	you may be subject to disciplinary action including suspension of your employment, restrictions on your duties, or termination of your employment; and

•
if as a result of your breach, or failure to comply, the Company incurs losses (including but not limited to complaints, litigation and legal expenses), and such breach or failure to comply would constitute fraud or gross misconduct, you may be liable to the Company to the extent your breach or failure to comply with a company policy has contributed to such loss.

Mandatory Regulatory Training
Employees, who have client interaction as part of their role, may be required to complete continuing education on an annual basis to ensure that they maintain the appropriate skills and knowledge relevant to their positions. Failure to complete these education requirements, and other training as specified by the Company, may also subject them to disciplinary action, up to and including termination of their employment.

The Company also has an induction and orientation program that all new employees are required to complete. This will assist in a rapid transfer of important information that will assist you during your career with the Company.

Confidentiality and Exclusivity
In this letter "Confidential Information" means all confidential information including, but not limited to, your remuneration, trade secrets, confidential know-how, client lists and computer software owned or used by the Company of which you become aware of or generated at any time during your employment with us, except for any information that comes into the public domain other than as a result of a breach of these terms. Confidential information includes any of your user ill and passwords used by you to access any of our electronic communications equipment and services.

During your employment and at all times following the termination of your employment, you must not (except in the proper course of your duties or as may be required by law or with the prior consent in writing of the Company or Legg Mason):

•	divulge or disclose to any other person, firm or corporation any Confidential Information relating to the Company, Legg Mason or their clients;

•	use or attempt to use any Confidential Information in any manner which will or may cause or be reasonably construed to cause injury or loss to the Company, Legg Mason or their clients; and

•
bring with you any confidential or proprietary information from your previous employers (including client information obtained during previous employment) without first providing the Company with a copy of the written consent of your previous employers.

During your employment and at all times following the termination of your employment, you must:

•	use your best endeavours to prevent the unauthorised disclosure of any confidential information by or to third parties;

•	comply with the confidentiality provisions of the relevant Company Policy.

During your employment with the Company you must not engage in any employment or provide any services to anyone other than the Company, including external directorships, without Legg Mason's or the Company's prior written consent or as directed by the Company in accordance with this agreement.

You agree and acknowledge that you are accountable for all the activities performed under your user ill and password. Your password is equivalent to your electronic signature and during your employment with the Company you agree to maintain the confidentiality of your password(s).

Any breach of these terms (including the relevant provisions of the relevant Company Policy) may be regarded by the Company as serious misconduct for which you may be dismissed without notice.

Intellectual Property
You must promptly disclose to the Company any inventions or improvements or adaptations of technical information or know how related to the business of the Company which may be discovered by you alone, or jointly with others whilst employed by the Company (hereinafter "Intellectual Property").

You agree that any Intellectual Property that otherwise would be your property, will be the property of the Company and that you will do all such things as may be requested by the Company to confirm or perfect the rights, title and interest of the Company in such Intellectual Property provided that the Company will bear all costs and expenses associated therewith. By signing this letter you also agree to waive any claim you may have now or in the future in respect of any moral rights in Intellectual Property.

Privacy
By signing this Employment Agreement, you consent to the Company, either within or outside Australia, collecting, using and disclosing your personal information which relates to your employment, and any person receiving your information from the Company may do the same (for example, any Company business or approved independent authorised party). The Company agrees that it will keep your information in a secure location.

You confirm that the information you have supplied us with is accurate, complete and up-to-date. You will let us know immediately of any changes and we will take reasonable action to update our records. You are also bound by the privacy and information provisions in the relevant Company Policy.

Termination of Employment
The Company may terminate your employment or you may resign by provision of six (6) month's notice in writing.

In the event that notice is given by either party, the Company may elect to require you to continue to work for part, or the whole, of that notice period or may, at its absolute discretion, make a payment to you in lieu of notice. You acknowledge that the Company may require you not to attend the office or contact clients during the notice period, and that you will comply with the Company's directions in this regard.

Where you give less than the required amount of notice, the Company may withhold from your final payment an amount equal to the shortfall in the notice period. By signing this letter you authorise the Company to deduct from your final payment any monies you owe to the Company.

The Company may terminate your employment and this agreement summarily and without notice if you:

•	engage in any fraudulent, serious misconduct, dishonesty or breach of fiduciary duties (including a breach of or failure to comply with Company Policies); or

•
wilfully breach or fail to comply with any local law or rule of a regulatory body (including exchange rules) which would materially reflect on your character, competence or integrity or that of the Company.

On the termination of your employment you must return all property of the Company in your possession or under your control including but not limited to all originals and copies of documents, records, files, computer files, client presentations, client lists, correspondence, credit cards, security pass, mobile phones, pagers, Intellectual Property, Confidential Information, and any other property obtained from the Company or any clients of the Company in connection with your employment.

You acknowledge that Legg Mason and the Company may be required as part of its regulatory responsibilities to notify certain bodies of the circumstances of termination of your employment.

You agree that while you are employed by Legg and for a period of six (6) months following the termination of your employment for any reason that you will not directly or indirectly (i) solicit or induce any employee of Legg to terminate his/her employment and become employed elsewhere and (ii) solicit any business from any client of Legg with whom you had substantial contact during your employment or encourage the termination or reduction of any business that Legg has with any such client. Your agreement not to solicit means that for six (6) months following your termination date, you will not initiate contact or communication of any kind for the purpose of inviting, encouraging or requesting any such client to (a) transfer an existing account form Legg to you or any third party, (b) open a new account with you or any third party, or (c) surrender, redeem or terminate any product, service or relationship with Legg.

Assignment
This Employment Agreement and your obligations hereunder are personal and may not be assigned by you. The Company may, however, transfer your employment to another firm within the Legg Mason Group by assigning this Employment Agreement to such other firm without your consent. While employed with the Company, you may be required to provide your services to or for other companies within the Legg Mason Group. Such services may be provided by you pursuant to an inter-company services agreement or through a secondment of you to such other Legg Mason Group company. If the Company requires you to transfer to or undertake any secondment assignment with another company within the Legg Mason Group, the applicable terms and conditions of such transfer or secondment will be discussed with you in advance of the secondment or transfer.

Whole Offer
This Employment Agreement sets forth the Company's offer of employment to you.

The terms and conditions of this Employment Agreement will also apply to any subsequent position to which you are appointed by Legg Mason or the Company unless varied in writing.

By signing this Employment Agreement, you hereby acknowledge that the Company is licensed with and subject to the regulation and supervision of the Australian Securities & Investment Commission ("ASIC") and the Australian Prudential Regulatory Authority ("APRA"). You shall comply at all times with all laws, rules, regulations, orders, requirements, instructions, directions and requests of, or made by or on behalf of, ASIC and APRA (or any other regulatory body with jurisdiction or supervisory authority over the Company) while employed by or in relation to your employment with the Company and any the activities undertaken by you for on behalf of the Company or the Legg Mason Group. You further agree to comply with at all times with all policies, procedures and directives prescribed from time to time by the Company and the Legg Mason Group in connection with your employment with the Company and any activities undertaken by you on behalf of or for the benefit of the Company.

How to Accept this Offer
Please indicate your acceptance of employment by signing where indicated in the attached copy of this Employment Agreement as well as initialling each page. Please ensure that you return the signed copy of this letter to Joe Timmins, Sr. Vice President - Dir. Global Human Resources, Legg Mason, 100 Light St., Baltimore, MD 21202 U.S.A. no later than 10 days from the date of this letter otherwise this offer may be deemed withdrawn.

Yours sincerely,

Joseph E. Timmins
Sr. Vice President
Director - Global Human Resources